                            Consent of PRC Counsel



The Board of Directors
Sohu.com Inc.


     We consent to the reference of our firm under the heading "Experts" in the prospectus.



/s/ TransAsia Lawyers

Beijing
People's Republic of China

Date:  May 26, 2000